                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE


- - - - - - - - - - - - - - - x
                              :
In re:                        :     Chapter 11
                              :
HAYES LEMMERZ INTERNATIONAL,  :     Case No. 01-11490 (MFW)
INC., et al.,                 :
      -- --                   :
                              :     Jointly Administered
               Debtors.       :
                              :
- - - - - - - - - - - - - - - x

                 ORDER UNDER 11 U.S.C. SECTIONS 105(a), 363(b)(1)
                AND 365(a) AUTHORIZING DEBTORS TO (I) IMPLEMENT A
                CRITICAL EMPLOYEE RETENTION PLAN, AND (II) ASSUME
                 CERTAIN SENIOR MANAGEMENT EMPLOYMENT AGREEMENTS
               AND CERTAIN SENIOR MANAGEMENT SEVERANCE AGREEMENTS



                  This matter having come before the Court on the motion, dated February 15, 2002 (the "Motion")(1), of Hayes Lemmerz International, Inc. and certain of its subsidiaries and affiliates, debtors and debtors-in-possession (collectively, the "Debtors"), for an order under 11 U.S.C. SECTIONS 105(a), 363(b)(1) and 365(a) authorizing the Debtors to (I) implement a Critical Employee Retention Plan, and (II) assume certain senior management employment agreements and certain senior management severance


--------------------

(1) Capitalized terms not defined herein shall take the meaning ascribed to them in the Motion.

agreements; and the Court having determined that the relief requested in the Motion is in the best interests of the Debtors, their estates, their creditors and other parties-in-interest; and it appearing that notice of the Motion was good and sufficient under the particular circumstances and that no other or further notice need be given; and upon the record herein; and after due deliberation thereon; and good and sufficient cause appearing therefor, it is hereby

         FOUND THAT:

         A. The Debtors have exercised sound business judgment and have satisfied the requirements of 11 U.S.C. ss. 363(b)(1) in determining to implement the Critical Employee Retention Plan, a copy of which is attached hereto as Exhibit A; and

         B. The Debtors have exercised sound business judgment and have satisfied the requirements of 11 U.S.C. ss. 365 in deciding to assume the Officers' Employment Agreements, the Other Employment Agreements, and the Severance Agreements;

         C. The Debtors and each of the Tier One Participants have acknowledged that they will seek no

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

further emergence or performance bonuses, other than those set forth in the Critical Employee Retention Plan, during these cases; provided, however, that nothing herein shall prevent the Debtors from including in any plan of reorganization they may propose post-Effective Date incentive program(s) for key employees of the reorganized Debtors; and it is therefore,

         ORDERED, ADJUDGED AND DECREED THAT:

         1. The Motion be, and it hereby is, GRANTED.

         2. The Critical Employee Retention Plan is approved in all respects and the Debtors are authorized, pursuant to 11 U.S.C. SECTIONS 105(a) and 363(b)(1), to take all necessary actions to implement the Critical Employee Retention Plan.

         3. The Critical Employees are entitled to payments under the Critical Employee Retention Plan.

         4. Subject to the provisions regarding vacancies set forth in the Critical Employee Retention Plan, any amounts that would have otherwise been payable to a Critical Employee under the Critical Employee Retention Plan, but are not paid due to such Critical Employee's termination for Cause or voluntary resignation without

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

Good Reason will be returned to the Debtors' estates and available for distribution to the Debtors' secured and unsecured creditors.

         5. Any unpaid Retention Bonuses or Restructuring Performance Bonuses shall be accorded administrative expense status and priority under sections 503(b)(1)(A) and 507(a)(1) of the Bankruptcy Code.

         6. The Debtors are authorized under 11 U.S.C. SECTION 365 to assume each of the Officers' Employment Agreements, the Other Employment Agreements, and the Severance Agreements; provided that each of the Employment Agreements and Severance Agreements shall be deemed to be amended as follows:

                   a. The definition of "Change in Control" shall be amended to delete references to the "JLL Group" (as defined in the Employment Agreements and Severance Agreements) or any member thereof;

                   b. Section 6(e) of Mr. Clawson's Employment Agreement, which allows Mr. Clawson to terminate his employment solely upon the occurrence of a Change in Control (as amended in subparagraph a


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         infra), shall be annulled during the pendency of these chapter 11 cases;

                   c. A Change in Control shall not be deemed to have occurred on account of the cancellation of any class of the Debtors' existing securities, distribution of new securities by any reorganized Debtor to creditors holding allowed claims against the Debtors, the sale of all or substantially all of the Debtors' assets, or any of the events set forth in the definition of "Change in Control" in each Employment Agreement or Severance Agreement that otherwise may arise in connection with the foregoing; provided, that any of the foregoing transactions are approved in a plan of reorganization confirmed by the Court or a Court order approving the sale of all or substantially all of the Debtors' assets; provided, further, that in the event an Employee party to either an Employment Agreement or a Severance Agreement is terminated, other than for Cause, retirement, death or disability, on or following an event that otherwise would have been a Change in Control (as amended in

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
         subparagraph a infra) but for the provisions hereof, then such terminated Employee shall be entitled to receive the greater of (i) the benefits provided under the Critical Employee Retention Plan plus the severance benefits provided in such terminated Employees' Employment Agreement or Severance Agreement applicable other than in the event of a Change in Control, or (ii) the Change in Control severance benefits provided in such terminated Employee's Employment Agreement or Severance Agreement;

                  d. The definition of "Good Reason" shall include relocation of the Employee's principal place of employment outside the Michigan counties of Wayne, Oakland, Macomb and Washtenaw;

                  e. Any provisions regarding stock options or anti-dilution rights that may be granted or arise in the event the Debtors issue additional shares of common stock shall not apply to the issuance of new common stock by any reorganized Debtor pursuant to a confirmed plan of reorganization;

                  f. The definition of "Good Reason" in Mr. Clawson's Employment Agreement shall not in


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         any event be deemed to include the election of a new Chairman of the
         Board of Directors other than Mr. Clawson, but shall continue to include the other provisions set forth in the definition of Good Reason set forth in Mr. Clawson's Employment Agreement (as amended in subparagraph d infra);

                  g. In the event an Employee obtains from a successor employer any health or welfare benefits that otherwise would be provided in whole or in part pursuant to the Employment Agreements or Severance Agreements, such additional benefits shall be credited against the health or welfare benefits to be provided pursuant to the Employment Agreements or Severance Agreements on a dollar for dollar basis; and

                  h. Any obligation to reimburse any costs or expenses, including attorneys' fees and relocation expenses, shall be limited to reasonable costs and expenses only.

         7. The modifications to the Employment Agreements and Severance Agreements set forth in this Order shall not otherwise alter or affect the rights an

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ployee subject to any such agreement otherwise possesses as an Employee of the
Debtors.

         8. Neither the assumption of the Employment Agreements or Severance Agreements by the Debtors, nor anything contained herein shall be deemed to confer administrative claim status to any prepetition claim the parties to such agreements may have against the Debtors, whether arising from or related to the Employment Agreements or Severance Agreements or otherwise.

         9. The Court shall retain jurisdiction over the Debtors and the Employees parties to the Employment Agreements and Severance Agreements, including, without


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Emlimitation, for the purposes of interpreting, implementing and enforcing terms and conditions of the Employment Agreements and Severance Agreements.

Dated: Wilmington, Delaware
       May 30, 2002




                                      /S/ MARY F. WALRATH
                                     -------------------------------
                                     The Honorable Mary F. Walrath
                                     United States Bankruptcy Judge

                 HAYES LEMMERZ CRITICAL EMPLOYEE RETENTION PLAN

- INTRODUCTION. Hayes Lemmerz International, Inc., along with 30 of its direct and indirect domestic subsidiaries and one foreign subsidiary (Industrias Fronterizas HLI, S.A. de C.V.) (collectively, "Hayes"), currently is pursuing a restructuring of its financial obligations through chapter 11 proceedings and the expected confirmation of a plan of reorganization or sale of all or substantially all of Hayes' assets and operations (the "Restructuring"). In connection with the Restructuring, Hayes has developed a critical employee retention program (the "Retention Program"), which will compensate certain critical employees in order to assure their retention and availability to Hayes during the Restructuring. Hayes anticipates that the Retention Plan will have two components: (1) retention bonuses that would reward critical employees who remain with Hayes (and certain affiliates of Hayes that are not directly involved in the Restructuring) during and through the completion of the Restructuring ("Retention Bonuses"); and
         (2) incentive bonuses that would reward the most senior critical employees if Hayes' enterprise value upon completion of the Restructuring exceeds an established baseline ("Restructuring Performance Bonuses").

- CRITICAL EMPLOYEES. Hayes expects that approximately 86 critical employees would participate in the Retention Program. Such employees are divided into two tiers. The first tier ("Tier One") consists of Hayes' Chief Executive Officer (the "CEO"), 10 officers that report directly to the CEO, and 2 director level positions in Europe (collectively, the "Tier One Participants"). The second tier consists of approximately 21 Plant Managers, 42 Directors and 10 other critical employees (the "Tier Two Participants," and collectively with the Tier One Participants, the "Participants"). The Participants are considered by Hayes to be absolutely essential to its Restructuring efforts. Specifically, these employees possess unique or critical knowledge of Hayes' businesses and the automotive supply industry. Such institutional knowledge, which could not readily be replaced on the open market, is necessary not only to secure Hayes' ongoing business enterprise, but also to assure the successful completion of the Restructuring.


- RETENTION BONUSES. Retention Bonuses are designed to encourage Participants to remain with Hayes by providing cash bonuses to Participants who remain in Hayes' employ during and throughout the Restructuring. The Retention Bonuses for Participants would be equal to
         (a) between forty-two percent (42%) to eighty percent (80%) of a Participants' base salary with respect to Tier Two Participants, and
         (b) between eighty percent (80%) to two hundred percent (200%) of base salary for Tier One Participants. A Retention Bonus shall be in addition to any other compensation that a Participant may otherwise be entitled to receive; provided, however, that a Retention Bonus shall be reduced by the amount of any retention bonuses covering the same period that a Participant may have received pursuant to an employment agreement. Accordingly, a Tier One Participant, other than the CEO, would be entitled to receive a Retention Bonus equal to 120% of his annual salary, less the amount of any retention bonus for the same period such Participant received pursuant to an employment agreement. Retention Bonuses would be paid upon consummation of the Restructuring (the "Effective Date"), provided, however, that 35% of a Participants' Retention Bonus will be payable on October 1, 2002, if the Effective Date has not occurred as of such date. The maximum possible aggregate amount of Retention Bonuses is approximately $8.5 million (exclusive of reductions for retention bonuses pursuant to employment agreements).

- RESTRUCTURING PERFORMANCE BONUSES. Restructuring Performance Bonuses are designed to encourage Tier One Participants to generate increased Total Enterprise Value ("TEV") during the Restructuring by paying bonuses of cash or equity upon the completion of the Restructuring. Restructuring Performance Bonuses are intended to replace the stock options that Tier One Participants otherwise would have received under Hayes long term incentive plan but for the occurrence of events leading to the need for the Restructuring. The aggregate amount of Restructuring Performance Bonuses payable to the Tier One Participants would be equal to between 0.23% to 2.34%, determined pursuant to the chart set forth as Exhibit A attached hereto, of Hayes' TEV determined by Hayes' financial advisors as of the Effective Date (or acquisition value in the event of a change in control)1 or such valuation as may be determined by the Court if different than the value proffered by Hayes' financial advisors; provided that Hayes' TEV as of the Effective Date equals or exceeds a baseline of $900 million. The aggregate amount of Restructuring Performance Bonuses shall be capped at $37.5 million. Restructuring Performance Bonuses would be paid to Tier One Participants as soon as reasonably practicable after the Effective Date pursuant to the allocation attached hereto as Exhibit B, which shall be confidential and, if necessary, filed under seal with the Court; provided, however, that the amount of any Restructuring Performance Bonus for a Tier One Participant shall be reduced by (1) the amount of any Retention Bonus received by or owed to such Participant, and/or (2) any retention bonus covering the same period that such Participant received pursuant to an employment agreement.


------------
         (1) Such valuation shall be (a) adjusted to reflect the sale of any of Hayes' assets or operations during the Restructuring, (b) exclusive of Restructuring costs, and (c) consistent with the estimated value ascribed to Hayes' enterprise in a plan of reorganization.


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

- EQUITY CONVERSION OPTION. Up to 70% of the amount by which a Restructuring Performance Bonus exceeds a Participant's Retention Bonus may be paid in restricted shares or units ("Restricted Shares") of any common stock of Hayes that is issued pursuant to a confirmed plan of reorganization in connection with the Restructuring (the "Equity Conversion Option"), if, within twenty (20) business days after the Effective Date, Hayes Board of Directors, at its sole discretion, elects to exercise the Equity Conversion Option. The exact maximum percentage that may be payable in Restricted Shares is determined as set forth on Exhibit C attached hereto. In the event of such an election, the amount of Restructuring Performance Bonus to which a Participant is entitled to receive in cash shall be reduced by the estimated value of any Restricted Shares distributed to such participant as determined by Hayes' financial advisors (with such valuation to be consistent with the estimated value ascribed to any similar equity issuances that may be distributed to Hayes' creditors or interest holders on the Effective Date). The aggregate amount of any Restricted Shares granted to a Participant shall vest as follows: one-third on the later of ninety (90) days after the Effective Date or the first date upon which the average trading price(2) for any consecutive ten (10) trading-day period of any common stock of Hayes issued pursuant to a plan of reorganization is 80% or greater of the value ascribed to such securities in the plan of reorganization (the "Minimum Valuation Date"), one third on the later of the Minimum Valuation Date or the first anniversary of the Effective Date, and one-third on the later of the Minimum Valuation Date or the second anniversary of the Effective Date; provided that any such Restricted Shares shall vest on the third anniversary of the Effective Date to the extent they have not previously vested; provided further that the Participant continues to be employed by Hayes as of such dates; provided further that the Restricted Shares of Participants who are terminated after the Effective Date without Cause or who resign with Good Reason, or who cease to be employed by reason of death, disability or retirement pursuant to Hayes' existing policies and procedures, shall immediately vest. The Equity Conversion Option shall not apply to Tier One Participants terminated prior to the Effective Date.

- TERMINATION. Any Participant who is terminated for Cause or voluntarily leaves Hayes' employment without Good Reason prior to the Effective Date automatically will forfeit such Participant's right to any payment under the Retention Plan. In the event a Participant is terminated prior to the Effective Date without Cause or resigns for Good Reason, Hayes shall pay such Participant (1) at termination, a pro-rated amount of such Participant's Retention Bonus (as calculated above), less 50% of the amount such Participant


------------
         (2) The trading price for a particular trading-day shall be determined by using the average of the high and low trading price for such trading-day.



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         receives under the Hayes Lemmerz Severance Pay Plan or any other severance arrangements, provided that a Participant shall be entitled to receive at least 50% of his/her pro-rated Retention Bonus, and (2) if such Participant is a Tier One Participant, as soon as reasonably practicable after the Effective Date, a pro-rated share of such Participant's Restructuring Performance Bonus, if any. Upon the confirmation of a Participant's death, total disability or retirement pursuant to Hayes' existing policies and procedures prior to the Effective Date, Hayes will pay such Participant or such Participant's estate, as the case may be, (1) a pro-rated amount of such Participant's Retention Bonus, and (2) if such Participant is a Tier One Employee, as soon as reasonably practicable after the Effective Date, a pro-rated share of such Participant's Restructuring Performance Bonus, if any. A pro-rated Retention Bonus or Restructuring Performance Bonus, if any, shall be in proportion to the ratio determined by dividing (1) the number of days from and after December 5, 2001 (the "Petition Date") up to and including either (a) the Participant's last day as an employee of Hayes or (b) the date of a Participants's death, total disability or retirement, as the case may be, by (2) (a) with respect to a Retention Bonus, the lesser of 540 days or the actual number of days between the Petition Date and the Effective Date, if the Effective Date is known or reasonably anticipated as of the Participant's last day as an employee of Hayes, or (b) with respect to a Restructuring Performance Bonus, the actual number of days between the Petition Date and the Effective Date.

         For purposes of the Retention Plan, "Cause" means the Participant's (1) continuing failure substantially to perform his/her duties, after notice and an opportunity to cure; (2) failure to observe all material Hayes' policies applicable to Hayes' employees generally, after notice and an opportunity to cure; (3) negligence (after notice and an opportunity to cure), or reckless or willful misconduct, in the performance of his/her duties to Hayes; (4) commission of any act of fraud, embezzlement, misappropriation, or dishonesty against Hayes, its creditors, or shareholders; (5) indictment with respect to any felony or offense involving dishonesty or moral turpitude; or (6) material breach of the terms of any written agreement between the Participant and Hayes. "Good Reason" means (1) a material reduction in salary, unless such reduction occurs with respect to all or substantially all of Hayes' similarly situated employees; (2) a material reduction in duties or responsibilities, or a demotion in rank; and (3) relocation of the Participant's principal place of employment outside the Michigan counties of Wayne, Oakland, Macomb and Washtenaw, except for employees in Hayes' field organization who are requested to relocate in the ordinary course of business; provided, however, that Good Reason shall not include the appointment of a chapter 11 trustee or examiner in Hayes' chapter 11 cases, the dismissal of such cases, or the conversion of such cases to cases under chapter 7 of the Bankruptcy Code.




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-        VACANCIES IN CRITICAL POSITIONS. If the position held by a Participant becomes vacant prior to the successful completion of the Restructuring and Hayes promotes a current employee or hires a new employee into that position, Hayes will offer the promoted employee a pro-rated amount of the bonuses available hereunder for the Participant previously holding that position.

- ASSURANCES OF PAYMENT. Hayes will take such action as may be reasonably required to assure payment of the bonuses under the Retention Plan. Hayes shall seek Court authority to implement the Retention Plan as soon as practicable and will seek to have all unpaid bonuses thereunder treated as administrative claims in the Restructuring.



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                                                                       EXHIBIT A



              Aggregate Amount of Restructuring Performance Bonuses


     ($ in millions)

                 Total Enterprise Value        Percentage of Distribution
                 ----------------------        --------------------------
                      $900 - $949                         0.23%

                      $950 - $999                         0.34%

                     $1000 - $1049                        0.45%

                     $1050 - $1099                        0.62%

                     $1100 - $1149                        0.79%

                     $1150 - $1199                        0.96%

                     $1200 - $1249                        1.13%

                     $1250 - $1299                        1.35%

                     $1300 - $1349                        1.58%

                     $1350 - $1399                        1.80%

                     $1400 - $1449                        2.03%

                     $1450 - $1499                        2.20%

                     $1500 - $1549                        2.25%

                     $1550 - $1599                        2.30%

                     $1600 - $1649                        2.34%


                                                                       EXHIBIT B



                   Restructuring Performance Bonus Allocation







                                  CONFIDENTIAL

                                                                       EXHIBIT C



                      Maximum Equity Conversion Percentage



                            Length of Time from                       Maximum Percentage
                      Petition Date to Effective Date            Payable in Restricted Shares
                      -------------------------------            ----------------------------
                                < 24 months                                  50%
                                -

                           > 24 and < 30 months                              60%
                                    -

                                > 30 months                                  70%